EXHIBIT 99.1

Contact	Evan Goad
TransUnion
E-mail	investor.relations@transunion.com
Telephone	312 985 2860

TransUnion Corp. Announces

Consent Solicitation for 11 3/8% Senior Notes due 2018

CHICAGO, February 17, 2012

TransUnion Corp. announced today that its wholly owned subsidiaries, Trans Union LLC (“TU LLC”) and TransUnion Financing Corporation (“TU Financing” and, together with TU LLC, the “Issuers”), are soliciting consents from holders of their outstanding 11 3/8% Senior Notes due 2018 (the “Notes”) to approve amendments (the “Proposed Amendments”) to the indenture relating to the Notes (the “Indenture”) to modify the definition of “Investors” to allow affiliates of Advent International and Goldman Sachs Capital Partners (collectively, the “New Sponsors”) to jointly acquire 100% of the voting power of the common stock (the “Merger”) of TransUnion Corp. (together with its direct and indirect subsidiaries, collectively, “we,” “us” or “TransUnion”), without triggering a “Change of Control” as defined in the Indenture, and to modify the definitions of “Investors” and “Permitted Holders” to indicate that the pre-Merger Investors and Continuing Shareholders (as defined in the Indenture) will not constitute Permitted Holders following the consummation of the Merger for purposes of determining whether or not a Change of Control has occurred.

TU LLC will make a cash payment of $2.50 per $1,000 in aggregate principal amount of Notes held by each holder of Notes as of the Record Date (as defined below) who has validly delivered a duly executed consent at or prior to the Expiration Time (as defined below) and who has not revoked the consent in accordance with the procedure described in the Consent Solicitation Statement (as defined below). The consent payment will be paid on or promptly after the consummation of the Merger and is subject to the conditions described in the Consent Solicitation Documents (as defined below).

Adoption of the Proposed Amendments requires the consent of the holders of at least a majority of the aggregate principal amount of all outstanding Notes voting as a single class (such consent, the “Requisite Consents”). The aggregate outstanding principal amount of the Notes as of February 16, 2012 was $645,000,000. Consents may be validly revoked at any time prior to the Effective Time (as defined below) but not thereafter.

The Issuers anticipate that, promptly after receipt of the Requisite Consents prior to the Expiration Time, the Issuers will give notice to Wells Fargo Bank, National Association, as trustee (the “Trustee”), that the Requisite Consents have been obtained and the Issuers, TransUnion Corp., as parent guarantor, the subsidiary guarantors party to the Indenture, and the Trustee will execute and deliver a supplemental indenture with respect to the Indenture (the “Supplemental Indenture” and such time, the “Effective Time”). Pursuant to the terms of the Supplemental Indenture, the Proposed Amendments will become effective at the Effective Time and shall thereafter bind every holder of Notes. However, if the Merger is not consummated at or prior to 5:30 p.m., New York City time, on April 30, 2012 (as such date may be extended pursuant to the Merger Agreement), the Supplemental Indenture provides that the definitions of “Investors” and “Permitted Holders” in the Indenture shall revert to the form in effect prior to the Effective Time.

The consent solicitation will expire at 5:00 p.m., New York City time, on February 27, 2012 (such date and time, as the Issuers may extend from time to time, the “Expiration Time”). Only holders of record of the Notes as of 5:00 p.m., New York City time, on February 16, 2012 (the “Record Date”), are eligible to deliver consents to the Proposed Amendments in the consent solicitation.

The consent solicitation is being made solely on the terms and subject to the conditions set forth in the Consent Solicitation Statement, dated February 17, 2012 (as may be amended or supplemented from time to time, the “Consent Solicitation Statement”), and the accompanying Consent Letter (together, the “Consent Solicitation Documents”). The Issuers may, in their sole discretion, terminate, extend or amend the consent solicitation at any time as described in the Consent Solicitation Statement.

Copies of the Consent Solicitation Documents and other related documents may be obtained from MacKenzie Partners, Inc., the Information and Tabulation Agent, at (212) 929-5500 (collect) or (800) 322-2885 (toll free). Holders of the Notes are urged to review the Consent Solicitation Documents for the detailed terms of the consent solicitation and the procedures for consenting to the Proposed Amendments. Any persons with questions regarding the consent solicitation should contact the Solicitation Agents, Goldman, Sachs & Co., at (212) 902-5183 (collect) or (800) 828-3182 (toll free) or Deutsche Bank Securities Inc., at (212) 250-7527 (collect) or (855) 287-1922 (toll free).

This announcement is for information purposes only and is neither an offer to sell nor a solicitation of an offer to buy any security. This announcement is also not a solicitation of consents with respect to the Proposed Amendments or any securities. No recommendation is being made as to whether holders of Notes should consent to the Proposed Amendments. The solicitation of consents is not being made in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such solicitation under applicable state or foreign securities or “blue sky” laws.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any statements made in this press release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business plans and strategies. These statements often include words such as “anticipate,” “expect,” “suggest,” “plan,” “believe,” “intend,” “estimate,” “target,” “project,” “forecast,” “should,” “could,” “would,” “may,” “will” and other similar expressions.

We base these forward-looking statements on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at the time such statements were made. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements, including, without limitation, the factors described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the year ended December 31, 2011. Many of these factors are beyond our control. The forward-looking statements contained in this press release speak only as of the date of this press release. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements, to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.